EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO JULY CASH DISTRIBUTION

Dallas, Texas, July 21, 2020 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQB:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for July 2020 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in May.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	866,000	28,000	$1.88
Prior Month	885,000	30,000	$1.42

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included oil sales volumes of approximately 14,000 barrels from the new horizontal wells drilled in Major County, Oklahoma and has deducted development costs of $7,000, production expense of $1,066,000 and overhead of $1,090,000 in determining the royalty calculation for the Trust for the current month.

On July 9, 2020, the Trustee notified XTO Energy of the Trustee’s claim to indemnification to the Trust Estate pursuant to the terms of the Trust indenture for all liability, expense, claims, damages or loss incurred by the Trustee in connection with the administration of the Trust. The Trustee stated it anticipates seeking reimbursement from XTO Energy upon depletion of the Trust’s cash reserve, which it claims will occur soon if the Trust does not receive net proceeds payments. XTO Energy has responded that any indemnity claim to XTO Energy is premature before the Trust Estate is exhausted.

Excess Costs

XTO Energy has advised the Trustee that excess costs were $122,000 on properties underlying the Kansas net profits interests for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests total $2,899,000, including accrued interest of $284,000.

XTO Energy has advised the Trustee that excess costs were $504,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $24,771,000, including accrued interest of $1,315,000.

XTO Energy has advised the Trustee that excess costs were $104,000 on properties underlying the Wyoming net profits interests for the current month. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $3,986,000, including accrued interest of $105,000.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018 the final plan of allocation was approved by the court. Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The hearing on the claims related to the Chieftain settlement has been scheduled for October 12, 2020. Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

If the Trustee prevails on the claims related to the $24.3 million in alleged additional production costs in connection with the Chieftain settlement, there will be no adjustment to the Trust’s share of net proceeds. If XTO Energy prevails as to those same claims, there will be an adjustment of approximately $24.3 million to the Trust’s share of net proceeds. The Oklahoma conveyance is already currently subject to excess costs that will need to be recovered prior to any distribution to unitholders. Therefore, an adjustment of approximately $24.3 million to the Trust’s share of net proceeds would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several additional years while these additional excess costs are recovered.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839